Exhibit(A)(1)(l)(ii)

Agenda Introduction The Issue The Solution Action Steps You Must Take Questions and Answers

Introduction Gowling Lafleur Henderson, LLC ("Gowlings") Canadian Member of Taxand Compensation & Benefits Group Gloria Geddes, Partner, Toronto Office 416.369.4583 The Tender Offer is open to US and Canadian employees Due to differences between the US & Canadian tax law, the Tender Offer terms applicable to US & Canadian employees differ. McAfee has retained Gowlings to communicate important general and tax information about the Tender Offer to Canadian employees

THE ISSUE

The Issue McAfee granted some discounted stock options to you. What is a "discounted stock option?" A stock option with an exercise price that is less than the fair market value ("FMV") of the underlying stock on the grant date. Example: FMV of McAfee stock on grant date $30 Exercise price of stock option $29 Discount $1

The Issue Taxation of Stock Options: Stock options are NOT taxed when granted or upon vesting. Stock options are generally taxed upon exercise on the amount of Taxable Benefit recognized _ = Exercise Price Taxable Benefit FMV of shares on exercise date

The Issue Favourable Tax Treatment of Options: Deduction available in certain circumstances when computing federal and provincial income tax May be able to defer payment of the tax on the remaining one-half of the Taxable Benefit in certain circumstances Taxable Benefit X 50% Federal Deduction Taxable Benefit X 50% Provincial Deduction* * Provincial Deduction in Quebec is 25% of the Taxable Benefit.

The Issue In order to be eligible for the 50% stock option deduction various conditions must be met One key condition is: the exercise price must not be less than the FMV at the date of grant If this key condition is not met the option is a discounted stock option and is not eligible for the 50% stock option deduction

The Issue Example for an Ontario Resident: Non-discounted Option Discounted Option 77% Combined Federal and Provincial Income Tax 23% Net Proceeds After Tax Taxable Benefit upon Exercise of a Stock Option *46% Net Proceeds After Tax 54% Combined Federal and Provincial Income Tax * Assumes marginal combined Federal/Ontario tax rate of 46%

THE SOLUTION

The Solution Increase the exercise price of discounted stock options through the Tender Offer so the exercise price is equal to the FMV on the date of grant Make a cash payment to you

The Solution The Tender Offer amends the exercise price of each discounted stock option to equal the FMV of McAfee stock on the grant date of the option Only the exercise price will change; all other terms and conditions remain the same

The Solution McAfee will make a cash payment to you equal to 150% of the difference between the revised exercise price and the original exercise price multiplied by the number of options subject to the Tender Offer (the "Difference")

The Solution The cash payment will be taxed as employment income and withholding tax will be deducted The net after-tax proceeds of the cash payment will approximate the after-tax proceeds if you had received the Difference and it was taxed as a non- discounted stock option benefit

The Solution Unexercised discounted stock options are eligible for the Tender Offer, whether vested or unvested at closing McAfee will tell you which stock options are eligible for the Tender Offer You must be an employee of McAfee on the closing day of the Tender Offer in order to participate If you wish to participate in the Tender Offer, do NOT exercise stock options designated by McAfee as discounted until after the Tender Offer closing date.

The Solution Cash Payment will be made: For all amended stock options, regardless of whether they are vested or unvested, within one month of the close of the Tender Offer Regardless of whether you are still an employee on the payment date (as long as you were an employee at the close of the Tender Offer)

The Solution Example: $30 $29 $1 Old Exercise Price New Exercise Price New (Amended) Exercise Price $30.00 Old Exercise Price $29.00 Increase in Exercise Price $1.00 Number of Options X 1,000 Tender Offer Premium X 150% Total Cash Payment* $1,500 * Less any applicable tax withholding

The Solution If you elect to participate: You will receive within one month of closing of the Tender Offer, a cash payment which will be taxable as employment income If you do not elect to participate: You will NOT receive any cash payment from McAfee

The Solution If you elect to participate: The exercise price will be increased to the FMV of McAfee stock on the date of grant If all other conditions for the favourable tax treatment are satisfied, when you exercise your stock options you may claim the 50% deduction (the "Deduction") in computing the Taxable Benefit subject to federal and provincial income tax (25% provincial deduction if a Quebec resident) If you do not elect to participate: You will not be eligible for any deduction when you exercise your discounted stock options and will be liable to pay tax on the full amount of the Taxable Benefit The Solution

The Solution If you elect to participate: You may be able to defer the payment of tax on the Taxable Benefit if you exercise and hold the shares and all other requirements are met If you do not elect to participate: You cannot defer payment of the tax on the Taxable Benefit in any circumstances The Solution

The Solution Example: ONTARIO Stock Price on Exercise Date Exercise Price Taxable Benefit per Option Number of Options Taxable Benefit ("TB") Cash Payment Gross Proceeds Deduction (50% of TB) Taxable Proceeds Combined Federal/Ontario Tax Rate Tax Liability Net Proceeds After Tax $50.00 $50.00 $30.00 $29.00 $20.00 $21.00 1,000 1,000 $20,000 $21,000 $1,500 - $21,500 $21,000 ($10,000) - $11,500 $21,000 46.41% 46.41% ($5,337) ($9,746) $16,163 $11,254 Accept Fail to Accept $4,909 DIFFERENCE =

Example: QUEBEC $50.00 $50.00 $30.00 $29.00 $20.00 $21.00 1,000 1,000 $20,000 $21,000 $1,500 - $21,500 $21,000 ($10,000) $11,500 $21,000 24.20% ($5,000) Accept Fail to Accept $3,879 DIFFERENCE = Stock Price on Exercise Date Exercise Price Taxable Benefit per Option Number of Options Taxable Benefit ("TB") Cash Payment Deduction Taxable Proceeds Assumed Federal Tax Rate Federal Tax Liability Net Proceeds After Tax Gross Proceeds Federal Tax Deduction Taxable Proceeds Assumed Quebec Tax Rate Quebec Tax Liability Quebec Tax Total Tax Liability ($2,783) ($5,082) - 24.20% $16,500 24.00% ($3,960) - $21,000 24.00% ($5,040) ($6,743) ($10,122) $14,757 $10,878

MORE DETAILS ON THE TENDER OFFER

The Solution: Tender Offer Details The Tender Offer is McAfee's proposal to amend the exercise price of your discounted stock options and make a cash payment to you McAfee needs your consent to amend the exercise price of your discounted stock options, which is why you must make the choice to participate in the Tender Offer

The Solution: Tender Offer Details If you do nothing you will be deemed to reject the Tender Offer You must still be a McAfee employee on the last day of the Tender Offer to participate in the Tender Offer. If you wish to participate in the Tender Offer, do NOT exercise stock options designated by McAfee as discounted until after the Tender Offer closing date. Any discounted stock options exercised before the Tender Offer closing date are not eligible for the Tender Offer

The Solution: Advantages and Disadvantages Advantages: May be eligible to claim the favourable tax treatment on the exercise of your stock options there is case law to support the position that the increase in the exercise price does not cause a disposition of stock options and the Deduction is allowed if all other conditions are satisfied Disadvantages: Risk that increase in exercise price will result in a disposition of stock options and favorable tax treatment still not available Stock options eligible for the Tender Offer will effectively be locked-up (i.e, you cannot exercise the options) until the close of the Tender Offer

The Solution: Advantages and Disadvantages Advantages: (continued) Receive a cash payment from MacAfee equal to 150% of the exercise price increase (applicable withholding taxes will be deducted) Payment made for all Tender Offer options regardless of vesting status of options Disadvantages: (continued) Cash payment taxed as income in the year of receipt

ACTION STEPS YOU MUST TAKE

Action Steps You Must Take How to Participate in the Tender Offer: Review the materials attached to the e-mail you received directly from the Stock Administration Department By 11:00 PM Central Time on February 1, 2008, submit the Election Form that is attached to the same e-mail from the Stock Administration Department either: Electronically by clicking the voting button titled "ACCEPT OFFER" or By faxing the Election Form to Charles Deaton at (972) 987-2047 Election Forms submitted by mail, courier or hand delivery are not permitted

Initial Email to Eligible Employees

Initial Email to Eligible Employees - Continue

Initial Email to Eligible Employees - Continue

Initial Email to Eligible Employees - Continue

Action Steps You Must Take FORM OF ADDENDUM FORM OF ADDENDUM FORM OF ADDENDUM FORM OF ADDENDUM FORM OF ADDENDUM FORM OF ADDENDUM FORM OF ADDENDUM Name: [Employee Name] [Employee Name] Exhibit (a)(1)(D) Exhibit (a)(1)(D) Exhibit (a)(1)(D) Exhibit (a)(1)(D) ID: [Employee ID] [Employee ID] Exhibit (a)(1)(D) Exhibit (a)(1)(D) Exhibit (a)(1)(D) Exhibit (a)(1)(D) Eligible options outstanding with discounted exercise price: Eligible options outstanding with discounted exercise price: Eligible options outstanding with discounted exercise price: Eligible options outstanding with discounted exercise price: Eligible options outstanding with discounted exercise price: Eligible options outstanding with discounted exercise price: Eligible options outstanding with discounted exercise price: Option Number Original Option Grant Date Number of Eligible Options Original Exercise Price New Exercise Price Increase In Exercise Price Per Share Total Potential Cash Payment * * For United States employees, actual payment received during the first payroll cycle of 2009 will be net of applicable tax withholdings. For Canadian employees, actual payment received promptly after the Tender Offer expiration period will be net of applicable tax and social insurance withholdings. * For United States employees, actual payment received during the first payroll cycle of 2009 will be net of applicable tax withholdings. For Canadian employees, actual payment received promptly after the Tender Offer expiration period will be net of applicable tax and social insurance withholdings. * For United States employees, actual payment received during the first payroll cycle of 2009 will be net of applicable tax withholdings. For Canadian employees, actual payment received promptly after the Tender Offer expiration period will be net of applicable tax and social insurance withholdings. * For United States employees, actual payment received during the first payroll cycle of 2009 will be net of applicable tax withholdings. For Canadian employees, actual payment received promptly after the Tender Offer expiration period will be net of applicable tax and social insurance withholdings. * For United States employees, actual payment received during the first payroll cycle of 2009 will be net of applicable tax withholdings. For Canadian employees, actual payment received promptly after the Tender Offer expiration period will be net of applicable tax and social insurance withholdings. * For United States employees, actual payment received during the first payroll cycle of 2009 will be net of applicable tax withholdings. For Canadian employees, actual payment received promptly after the Tender Offer expiration period will be net of applicable tax and social insurance withholdings. * For United States employees, actual payment received during the first payroll cycle of 2009 will be net of applicable tax withholdings. For Canadian employees, actual payment received promptly after the Tender Offer expiration period will be net of applicable tax and social insurance withholdings.

Action Steps You Must Take Deadlines: You must accept the Tender Offer by 11:00 PM Central Time on February 1, 2008. You must take affirmative action to accept the Tender Offer. You must be a McAfee employee on the last day of the Tender Offer.

Action Steps You Must Take McAfee will inform you of which options are discounted options and eligible for the Tender Offer. If you wish to participate in the Tender Offer, do NOT exercise stock options designated by McAfee as discounted until after the Tender Offer closing date. Any discounted stock options exercised before the Tender Offer closing date are not eligible for the Tender Offer

Action Steps You Must Take If you do nothing, you have declined McAfee's Tender Offer. You are responsible for paying all taxes legally payable by you in respect of your discounted options, and you will not be reimbursed by McAfee.

Questions Questions: Ask now or after this presentation Leave a voicemail at [972-963-7515] Send an email to Tender_Offer@McAfee.com Discuss the personal tax consequences of this offer with your tax, financial, or legal advisor.

General Information Only These materials have been prepared by Gowling Lafleur Henderson to provide a general overview of the Canadian tax issues and the Tender Offer and are not intended to provide legal or tax advice to any person Stock option taxation can be quite complicated and you should consult with your personal tax advisor for advice on your specific situation

Thank You Doc#6635675

Thank You Doc#6635675